EXHIBIT 99(h)(5)


          ASSIGNMENT AND ASSUMPTION OF EXPENSE LIMITATION AGREEMENT

WHEREAS, the Investor Shares of the following series ("Funds") of Great Hall Investment Funds, Inc. ("Great Hall"):

o     Prime Money Market Fund
o     U.S. Government Money Market Fund, and
o     Tax-Free Money Market Fund

are being reorganized as the following separate portfolios ("Successor Funds"), with no class designation, of Tamarack Funds Trust, effective April 16, 2004:

o     Tamarack Prime Money Market Fund,
o     Tamarack U.S. Government Money Market Fund
o     Tamarack Tax-Free Money Market Fund; and

WHEREAS, Great Hall is party to an Amended and Restated Expense Limitation Agreement, effective as of December 1, 2003, between Great Hall and Voyageur Asset Management Inc. ("Agreement") providing for an expense limitation applicable to Investor Shares of the Funds; and

WHEREAS, the parties wish to maintain the benefits of the Agreement for the Successor Funds following the reorganization, subject to the amendment described below.

NOW THEREFORE, the undersigned agree as follows:

1. Great Hall's interest in the Agreement on behalf of the Investor Class of the Funds shall be assigned to Tamarack Funds Trust on behalf of the Successor Funds, effective April 16, 2004, so that, subject to the revisions indicated in paragraph 2, below, the expense limits applicable to the Funds under the Agreement shall continue to be applicable to the Successor Funds subsequent to April 16, 2004, for the remaining term specified in the Agreement and any continuations thereof, and until the Agreement is terminated in accordance with its terms.

2. The entire Section 2, "Recoupment of Fee Waivers and Expense Reimbursements" of the Agreement shall be deleted effective April 16, 2004 and the succeeding Sections of the Agreement shall be renumbered accordingly.


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Great Hall Investment Funds, Inc.       Voyageur Asset Management Inc.

By: ___________________________         By: ______________________________
Name: _________________________         Name: ____________________________
Title: ________________________         Title: ___________________________


Acknowledged and Accepted by
Tamarack Funds Trust

By: __________________________
Name: ________________________
Title: _______________________